EXHIBIT 99

                           Thistle Group Holdings, Co.

                                  BALANCE SHEET
                                   (Unaudited)

                                                               At March 31, 1998
ASSETS:

         Total Assets                                              $         --
                                                                    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

         Liabilities                                               $         --
                                                                    -----------

         Stockholders' Equity:

                  Preferred Stock, no par value per share,
                  Authorized - 10,000,000 shares;
                  Issued and Outstanding - None                              --

                  Common Stock, $.10 par value per share,
                  Authorized - 40,000,000 shares;
                  Issued and Outstanding - None                              --

                  Additional Paid-in Capital                       $         --
                                                                    -----------

                  Total Stockholders' Equity                       $         --
                                                                    -----------

                  Total Liabilities and Stockholders' Equity       $         --
                                                                    ===========

                           Thistle Group Holdings, Co.

                               STATEMENT OF INCOME



                    For the period beginning January 1, 1998
                                to March 31, 1998
                                   (Unaudited)



Net Income                                                         $         --
                                                                    ===========

                           Thistle Group Holdings, Co.

                             STATEMENT OF CASH FLOWS



                    For the period beginning January 1, 1998
                                to March 31, 1998
                                   (Unaudited)



Cash flows from operating, financing and investing activities      $         --
                                                                    ===========

                  Net cash provided by operation,
                    financing and investing activities             $         --
                                                                    ===========

Cash and cash equivalents at beginning of period                   $         --
                                                                    -----------

Cash and cash equivalents at end of period                         $         --
                                                                    ===========

                           Thistle Group Holdings, Co.

                          NOTES TO FINANCIAL STATEMENTS



Note 1.  Incorporation and Organization
         ------------------------------

         Thistle Group Holdings, Co. ("Registrant") was incorporated in March 1998, solely for the purpose of becoming a savings and loan holding company of Roxborough-Manayunk Federal Savings Bank (the "Bank"). As of this date, the Registrant had not conducted any business.

Note 2.  Plan of Reorganization
         ----------------------

         On March 26, 1998, the Registrant filed a Registration Statement on Form S-1 ("Registration Statement") with the Securities and Exchange Commission ("SEC"). The Registration Statement was filed as part of a Plan of Conversion and Reorganization (the "Plan") and transactions incident to the Plan, pursuant to which (i) the Bank established the Registrant as a first-tier Pennsylvania chartered corporation subsidiary; (ii) the Registrant will charter an interim federal association ("Interim"); (iii) the Mutual Holding Company will merge with and into the Mid-Tier Holding Company (upon its conversion to a mid-tier federal corporation), shares of the common stock of the Mid-Tier Holding Company ("Mid-Tier Common Stock") held by the Mutual Holding Company will be canceled and certain depositors of the Bank will receive an interest in a liquidation account of the Mid-Tier Holding Company in exchange for such depositors' interest in the Mutual Holding Company; (iv) the Mid-Tier Holding Company will convert into an interim federal savings association which will merge with and into the Bank (the "Mid- Tier Merger") with the Bank as the resulting entity and stockholders of the Mid-Tier Holding Company other than the Mutual Holding Company ("Minority Stockholders") will constructively receive shares of the Bank's common stock in exchange for their Mid-Tier Common Stock and certain depositors will receive an interest in a liquidation account of the Bank in exchange for such depositors' interest in the Mid-Tier Holding Company; (v) contemporaneously with the Mid-Tier Merger, Interim will merge with and into the Bank with the Bank as the surviving entity (the "Bank Merger") and Minority Stockholders will exchange the shares of the Bank's common stock that they constructively received in the Mid-Tier Merger for the Registrant's common stock pursuant to the "Exchange Ratio" as defined in the Proxy Statement/Prospectus;
(vi) contemporaneously with the Bank Merger, the Registrant will offer for sale shares of common stock in subscription and community offerings and; (vii) the Bank will change its name to "Roxborough-Manayunk Bank." The Bank is a federally chartered savings bank which is regulated by the Office of Thrift Supervision ("OTS").

Note 3.  Subsequent Events
         -----------------

         The Registrant's Registration Statement was deemed effective on May 14, 1998. The subscription offering ended June 15, 1998 and the community offering is currently being conducted.